EXHIBIT 99.1

WESTERN PLAINS ENERGY, L.L.C.

FUELING THE FUTURE

ETHANOL

April 7, 2003	From Jeff Torluemke – CEO

Western Plains Energy Reaches Goal

The Board of Managers of Western Plains Energy officially closed the offering for investors, at their board meeting on March 25, 2003. The equity drive has raised the total equity level to over $20 million.  This action has allowed the board to take the steps necessary to break escrow and begin the construction of the plant.

We want to thank all of you for your time to attend the meetings and support of this project.  Your faith and investment in this project and the ethanol industry,  has made it possible for this exciting business venture to take place.

Ag Country Bank of Fargo, ND has provided a bank letter of intent to provide the financing for the company.  Ag Country will continue to locate additional banks to participate in the loan in the next few weeks.

The equity drive, has involved a great deal of time and energy from the board of managers and involved numerous meetings in Kansas, Colorado and South Dakota.  There are currently 563 members in Western Plains Energy, LLC.

The board has finalized the land purchase and the permitting process and is able to begin construction on the plant.  Negotiations are being finalized with the natural gas supplier for the plant and plans have been made with the electrical supplier and for the construction of the electrical.

The plant designer and general contractor, ICM Inc. of Colwich, KS, are ready to proceed with the construction of the plant immediately.  The first crews have started the excavating work to lay out the roads into the plant.

Ground Breaking Ceremony Planned

The WPE Board of Mangers is holding a ground breaking ceremony on April 17, 2003 at the plant site.  The events will begin at 11:00 am and are open to everyone.  We anticipate that Governor Kathleen Sebelius and Representative Jerry Moran will be on hand to participate in the ceremonies.

We urge all investors to attend the ceremony and to become acquainted with the location of the plant.  The plant site is located 1 mile north of the Campus exit (#79) on Interstate 70.  Please plan to arrive by 10:30 so that everyone can park and be able to enjoy the activities beginning at 11:00.  There will not be any seating available so you are encouraged to bring lawn chairs.

In the event that the weather is uncooperative the ceremony will be moved to Mittens Truckstop in Oakley, (exit 75 on Interstate 70).

Final Payments from Investors Due

Letters will be sent soon, to all members of WPE,  notifying them of the call from the board for their final payments.   This letter will indicate the amount due and the process for payment.

Please make plans, so you can meet the May 15, 2003 deadline for your payments. Payments will be accepted at the groundbreaking.

Pending Legislation to Assist Ethanol Industry

There are two pieces of legislation currently being considered in Congress that will assist the ethanol industry.  Please ask your local congressional delegation to support the expansion of the Ethanol Small Producer Tax Credit and the Renewable Fuels Standards in the Energy Bill. Both of these items will be very helpful to the Ethanol industry.